Exhibit 21

List of Subsidiaries                              State or Jurisdiction of Incorporation
--------------------                              --------------------------------------

American Italian Pasta Company                    Delaware

AIPC Wisconsin, Limited Partnership               Wisconsin

AIPC Sales Co.                                    Missouri

IAPC UK Limited                                   United Kingdom

IAPC Holding UK Limited                           United Kingdom

Pasta Lensi, S.r.l.                               Italy

IAPC BV                                           Netherlands

IAPC CV                                           Netherlands

AIPC Finance, Inc.                                Delaware

AIPC South Carolina, Inc.                         South Carolina

AIPC Missouri, LLC                                Missouri

AIPC Arizona, LLC                                 Arizona

IAPC Italia Leasing, S.r.l.                       Italy